EXHIBIT 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

BK Technologies Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.60 per share	Other	400,000(2)	$11.30	$4,520,000	0.00011020	$498.10
Total Offering Amounts							$498.10
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$498.10

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to register such additional shares of common stock (“Common Stock”) of BK Technologies Corporation (the “Registrant”) as may be offered or issued or become issuable under the Registrant’s 2017 Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)

Represents additional shares of common stock that may be issued pursuant to the grant or exercise of awards under the Registrant’s 2017 Incentive Compensation Plan, which amount takes into account the one (1)-for-five (5) reverse stock split of the Common Stock effected on April 21, 2023.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Common Stock as reported by the NYSE American on September 25, 2023.